EXHIBIT 99.1

Gray, Ga., March 15 – Piedmont Community Bank Group, Inc. (OTC Bulletin Board: PCBG) today announced 2006 year-end results for its bank subsidiary Piedmont Community Bank, that included a 51.9% increase in total assets, and a 40.5% increase in pretax income as compared to the year end results for 2005.

Total assets increased from $93 million at December 31, 2005 to $141 million at December 31, 2006, an increase of 51.9%. Year-to-date income before taxes and minority interest was $1,142,000, an increase of $329,000 or 40.5% as compared to a year ago.

Loan quality remained strong throughout 2006, with 0.00% in loans which were past due over 30 days for each of the past twelve consecutive months. “We are very proud of the quality of our loan portfolio. The experience and knowledge of our lenders, along with the attention to detail provided by our support staff, have enabled us to build a sound loan base,” stated President Mickey Parker.

The Bank opened its first branch in June 2006. The office is located in Macon, Georgia at 1611 Bass Road (at the corner of Interstate 75 and Bass Road). Since June of 2006, the office has grown its loan portfolio to $32.7 million and its deposits to $16 million. “We are very pleased with the success of our newest office. Its growth has far exceeded our expectations,” said Drew Hulsey, CEO.

The Bank is preparing to open two additional offices, one at Lake Oconee, in Greensboro, Georgia and a second Macon, Georgia location at 4511 Forsyth Road, across from the entrance to Idle Hour Country Club. The Lake Oconee office is scheduled for opening around the 1st of April; the Forsyth Road office is scheduled for opening around the 3rd week of May.

In February of 2007, the Bank formed a holding company, Piedmont Community Bank Group, Inc. As a result of the holding company reorganization, each share of Bank stock automatically converted into a share in the holding company. The holding company’s stock currently trades on the Over The Counter Bulletin Board under the symbol PCBG; however, we expect the symbol to change as a result of the holding company formation. “We believe that the formation of the holding company will give us greater flexibility and more alternatives for continuing the growth of our franchise”, stated CEO Hulsey.

About Piedmont Community Bank:

With headquarters in Gray, Georgia, Piedmont Community Bank is a community- oriented, full service commercial bank whose primary service area is Jones, Bibb, Baldwin, Putnam, Greene, Houston and Monroe counties.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussions of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” in the most recent annual report filed by Piedmont Community Bank’s on Form 10-KSB with the FDIC.